Exhibit 26(n)(1)

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Statement of Additional Information and to the use of our report dated April 15, 2021, with respect to the financial statements of Lincoln Benefit Life Company and to the use of our report dated March 30, 2021, with respect to the financial statements of Lincoln Benefit Life Variable Life Account, included in Post-Effective Amendment No. 31 to the Registration Statement under the Securities Act of 1933 (Form N-6 No. 333-47717), Amendment No. 115 under the Investment Company Act of 1940 (Form N-6 No. 811-09154), and the related Statement of Additional Information accompanying the Prospectus for the Consultant Variable Universal Life Insurance.
/s/ Ernst & Young LLP

Chicago, Illinois
April 28, 2021